Exhibit 99.1

California American Water Files Rate Request Driven by Approximately
$750 Million in Infrastructure Improvements

Request reinforces company’s commitment to providing safe, clean, reliable and affordable service

SACRAMENTO, Calif. – (July 1, 2025) – California American Water filed a request today with the California Public Utilities Commission (CPUC) for new rates, reflecting approximately $750 million of water and wastewater system investments completed and planned from 2025 through 2028. The request reinforces the company’s commitment to replacing aging infrastructure and continuing to provide safe, clean, reliable and affordable service in compliance with environmental regulations for the benefit of customers.

“Our commitment to long-term investments in our water and wastewater systems helps ensure we deliver high-quality service across California,” said Kevin Tilden, President of California American Water. “Investing in our infrastructure helps us make sure our customers have safe and healthy water when they need it.”

Among the infrastructure improvements included in the request are new water treatment plants, the replacement of aging water pipelines and the upgrading of storage tanks, pumping stations, hydrants, meters and more.

If the company’s proposed rates are approved as requested in today’s filing, the water bill for the average residential customer would range between an approximately $3 decrease and a $17 increase per month, depending on their service area, beginning in January 2027. The company’s last general rate case was filed in July 2022.

The new rates proposed in today’s filing are only requests. Following CPUC's approval, customers will be informed of the approved rates by mail and on the company’s website.

California American Water offers its Customer Assistance Program (CAP), which currently provides discounts of 25-35 percent to qualifying customers. As part of its rate filing, the company is proposing the expansion of the CAP and its multi-family building assistance program in the Monterey service area. Additional customer assistance offered by the company includes conservation programs, payment plans, budget billing, and crisis assistance. More information about current programs statewide can be found by clicking the Customer Assistance Program link here.

The CPUC’s 18-month statutory rate review process is a thorough examination of the company’s proposal that offers multiple opportunities for customer involvement. Customers can participate through written comments, attendance at public hearings and through consumer advocacy organizations that participate in the proceedings. For more information on the company’s rate proposal and to learn how customers may participate in this process, visit the californiaamwater.com rates information page here.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About California American Water
California American Water, a subsidiary of American Water, provides safe, clean, reliable and affordable water and wastewater services to approximately 700,000 people.

For more information, visit www.californiaamwater.com and follow California American Water on LinkedIn, Facebook, X, and Instagram.

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Contacts
Media
Evan Jacobs
External Affairs
(707) 495-6135
Email: Evan.jacobs@amwater.com